UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): June 22, 2011

Palatin Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15543	95-4078884
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

4C Cedar Brook Drive, Cranbury, NJ	08512
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 495-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)      Effective June 22, 2011, the Board of Directors (the Board) of Palatin Technologies, Inc. (the Company) increased the Board size to eight members from seven members, and appointed Alan W. Dunton, M.D. as a director of the Company.

Dr. Dunton was not selected as a director pursuant to any arrangement or understanding with any other person, and he has no reportable transactions under Item 404(a) of Regulation S-K.  Dr. Dunton is an independent director, and will serve on the Company’s Audit Committee and Compensation Committee.  In connection with his appointment to the Board, and pursuant to the Company’s 2011 Stock Incentive Plan, the Company granted Dr. Dunton options to purchase 20,000 shares of the Company’s common stock at a price of $0.86 per share, which vest over a four year period.  Dr. Dunton also received options to purchase 12,500 shares of the Company’s common stock at a price of $0.86 per share, which vest in equal monthly portions over a one year period.  As a non-employee director, Dr. Dunton will receive cash compensation in accordance with the Company’s current non-employee director compensation practices, which provide for an annual retainer of $30,000 for services on the board, an annual retainer of $5,000 for services on the Audit Committee and an annual retainer of $3,500 for services on the Compensation Committee.

Item 9.01.  Financial Statements and Exhibits.

(d)      Exhibits:

           99.1      Press Release dated June 23, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALATIN TECHNOLOGIES, INC.

Date: June 24, 2011	By:	/s/ Stephen T. Wills
Stephen T. Wills, CPA, MST Executive Vice President and CFO/COO